Exhibit 99.1

THE SHERWIN-WILLIAMS COMPANY

LETTER OF TRANSMITTAL

Offer to Exchange up to $277,176,000 Aggregate Principal Amount of Newly Issued 7.25% Senior Notes due 2019 (CUSIP No. 824348 AZ9) for a Like Principal Amount of Outstanding 7.25% Senior Notes due 2019 Issued on June 2, 2017 (CUSIP Nos. 824348 AY2, U82102 AA9)

Offer to Exchange up to $385,909,000 Aggregate Principal Amount of Newly Issued 4.20% Senior Notes due 2022 (CUSIP No. 824348 BB1) for a Like Principal Amount of Outstanding 4.20% Senior Notes due 2022 Issued on June 2, 2017 (CUSIP Nos. 824348 BA3, U82102 AB7)

Offer to Exchange up to $235,324,000 Aggregate Principal Amount of Newly Issued 3.30% Senior Notes due 2025 (CUSIP No. 824348 BD7) for a Like Principal Amount of Outstanding 3.30% Senior Notes due 2025 Issued on June 2, 2017 (CUSIP Nos. 824348 BC9, U82102 AC5)

Offer to Exchange up to $331,342,000 Aggregate Principal Amount of Newly Issued 3.95% Senior Notes due 2026 (CUSIP No. 824348 BF2) for a Like Principal Amount of Outstanding 3.95% Senior Notes due 2026 Issued on June 2, 2017 (CUSIP Nos. 824348 BE5, U82102 AD3)

Offer to Exchange up to $248,354,000 Aggregate Principal Amount of Newly Issued 4.40% Senior Notes due 2045 (CUSIP No. 824348 BH8) for a Like Principal Amount of Outstanding 4.40% Senior Notes due 2045 Issued on June 2, 2017 (CUSIP Nos. 824348 BG0, U82102 AE1)

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 2017, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Prospectus, dated             , 2017 (the “Prospectus”), and this corresponding Letter of Transmittal, relate to the offer of The Sherwin-Williams Company (the “Company”) to exchange (the “Exchange Offers”):

•	up to $277,176,000 aggregate principal amount of its 7.25% Senior Notes due 2019 (the “New 2019 Notes”), which will be issued in a transaction registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Company’s outstanding restricted 7.25% Senior Notes due 2019 (the “Original 2019 Notes”);

•	up to $385,909,000 aggregate principal amount of its 4.20% Senior Notes due 2022 (the “New 2022 Notes”), which will be issued in a transaction registered under the Securities Act, for a like principal amount of the Company’s outstanding restricted 4.20% Senior Notes due 2022 (the “Original 2022 Notes”);

•	up to $235,324,000 aggregate principal amount of its 3.30% Senior Notes due 2025 (the “New 2025 Notes”), which will be issued in a transaction registered under the Securities Act, for a like principal amount of the Company’s outstanding restricted 3.30% Senior Notes due 2025 (the “Original 2025 Notes”);

•	up to $331,342,000 aggregate principal amount of its 3.95% Senior Notes due 2026 (the “New 2026 Notes”), which will be issued in a transaction registered under the Securities Act, for a like principal amount of the Company’s outstanding restricted 3.95% Senior Notes due 2026 (the “Original 2026 Notes”);

•	up to $248,354,000 aggregate principal amount of its 4.40% Senior Notes due 2045 (collectively with the New 2019 Notes, the New 2022 Notes, the New 2025 Notes and the New 2026 Notes, the “Exchange Notes”), which will be issued in a transaction registered under the Securities Act, for a like principal amount of the Company’s outstanding restricted 4.40% Senior Notes due 2045 (collectively with the Original 2019 Notes, the Original 2022 Notes, the Original 2025 Notes and the Original 2026 Notes, the “Original Notes”).

The Original Notes were issued pursuant to an indenture (as supplemented and amended, the “Indenture”), dated as of July 31, 2015, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

Capitalized terms used but not defined in this Letter of Transmittal have the meanings assigned to them in the Prospectus. All terms and conditions contained in, or otherwise referred to in, the Prospectus are deemed to be incorporated in, and form a part of, this Letter of Transmittal. Therefore you are urged to read carefully the Prospectus and the items referred to therein. The terms and conditions contained in the Prospectus, together with the terms and conditions governing this Letter of Transmittal and the instructions herein, are collectively referred to herein as the “terms and conditions.”

No representation is made as to the correctness or accuracy of the CUSIP Numbers listed in this Letter of Transmittal or printed on the Notes. The Company, the Exchange Agent, and the Trustee shall not be responsible for the selection or use of the CUSIP Number. It is provided solely for the convenience of the Holders.

The exchange agent for the Exchange Offers is:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus or this Letter of Transmittal, should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail or Overnight Courier	By Facsimile Transmission	For Information

Wells Fargo Bank, National Association, as Exchange Agent Corporate Trust Operations MAC N9300-070 600 Fourth Street South, 7th Floor Minneapolis, Minnesota 55415	(612) 667-3282 Attention: Bondholder Communications	(800) 344-5128, Option 0, Attention: Bondholder Communications bondholdercommunications@wellsfargo.com

This Letter of Transmittal is to be used by Holders of the Original Notes. Tender of Original Notes is to be made using the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offers—Procedures for Tendering Original Notes.” DTC participants that are accepting the Exchange Offers must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the exchange agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Original Notes in the Exchange Offers, the exchange agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Original Notes; and

•	you agree to be bound by the terms and conditions of this Letter of Transmittal.

By using the ATOP procedures to tender Original Notes, you will not be required to deliver this Letter of Transmittal to the exchange agent. However, you will be bound by its terms and conditions, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this Letter of Transmittal and the Prospectus will constitute an agreement between you and the Company in accordance with the terms and subject to the conditions set forth in this Letter of Transmittal and the Prospectus. If you have questions or need help, or if you would like additional copies of the Prospectus and this Letter of Transmittal, you should contact the exchange agent at its telephone number or address set forth above.

The Exchange Notes will be issued in full exchange for Original Notes in the Exchange Offers, if consummated, on the exchange date and will be delivered in book-entry form.

As used in this Letter of Transmittal, the term “Holder” means any person in whose name Original Notes are held of record by DTC and who desires to deliver such notes by book-entry transfer at DTC.

Please read the accompanying instructions carefully.

Ladies and Gentlemen:

According to the terms and conditions of the Exchange Offers, I hereby tender to the Company the principal amount of Original Notes credited by me to the exchange agent’s account at DTC using ATOP. At the time these notes are accepted by the Company and exchanged for the same principal amount of Exchange Notes, I will sell, assign and transfer to the Company all right, title and interest in and to the Original Notes I have tendered. I am aware that the exchange agent also acts as the agent of the Company. Upon agreement to the terms and conditions of this document pursuant to an agent’s message, I irrevocably constitute and appoint the exchange agent as my agent and attorney-in-fact for the tendered Original Notes with full power of substitution to:

•	cause the Original Notes to be assigned, transferred and exchanged;

•	transfer ownership of the Original Notes on the account books maintained by DTC, to the Company and deliver all accompanying evidences of transfer and authenticity to the Company; and

•	present the Original Notes for transfer on the books of the Company, receive all benefits and exercise all rights of beneficial ownership of these Original Notes according to the terms and conditions of the Exchange Offers. The power of attorney granted in this paragraph is irrevocable and coupled with an interest.

With respect to each series of Original Notes, I represent and warrant that I have full power and authority to tender, exchange, assign and transfer the Original Notes of such series that I am tendering and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes of such series. I represent and warrant that the Company will acquire good and unencumbered title to such Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances, and that such Original Notes are not and will not be subject to any adverse claim at the time the Company acquires them. I further represent that:

•	I am not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or its subsidiaries, or, if I am an affiliate of the Company or its subsidiaries, I will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	any Exchange Notes I will acquire in exchange for the Original Notes I have tendered will be acquired in the ordinary course of business;

•	I have not entered into, engaged in, do not intend to engage in, and have no arrangement or understanding with any person to engage in, a distribution of any Exchange Notes issued to me;

•	I am not a broker-dealer who tendered notes of The Valspar Corporation acquired directly from The Valspar Corporation or its subsidiaries for my own account in exchange for the Original Notes; and

•	I am not restricted by any law or policy of the U.S. Securities and Exchange Commission (the “SEC”) from trading the Exchange Notes acquired in the Exchange Offers.

I understand that the Exchange Offers are being made in reliance on interpretations contained in letters issued to third parties by the staff of the SEC. These letters provide that the Exchange Notes issued in exchange for the Original Notes in the Exchange Offers may be offered for resale, resold, and otherwise transferred by a Holder of Exchange Notes, unless that person is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. The Exchange Notes must be acquired in the ordinary course of the Holder’s business and the Holder must not be engaging in, must not intend to engage in, and must not have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

If I am a broker-dealer that will receive Exchange Notes for my own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, I acknowledge that I will deliver the Prospectus in connection with any resale of the Exchange Notes. However, by this acknowledgment and by

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delivering the Prospectus, I will not be deemed to admit that I am an “underwriter” within the meaning of the Securities Act.

Upon request, I will execute and deliver any additional documents deemed by the exchange agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of the Original Notes I have tendered.

I understand that the Company will be deemed to have accepted validly tendered Original Notes when and if the Company gives written notice of acceptance to the exchange agent and such acceptance will constitute performance in full by the Company of its obligations under the registration rights agreement, except in the limited circumstances defined in such agreement.

If, for any reason, any tendered Original Notes are not accepted for exchange in the Exchange Offers, the unaccepted Original Notes will be returned without expense to the tendering Holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offers.

All authority granted or agreed to be granted by this Letter of Transmittal will survive my death, bankruptcy or incapacity, and every obligation under this Letter of Transmittal is binding upon my heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy.

I understand that tenders of Original Notes according to the procedures described in the Prospectus under the heading “The Exchange Offers—Procedures for Tendering Original Notes” and in the instructions included in this Letter of Transmittal constitute a binding agreement between myself and the Company subject to the terms and conditions of the Exchange Offers.

☐  CHECK HERE IF YOU ARE A BROKER–DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

By crediting the Original Notes to the exchange agent’s account at DTC using ATOP and by complying with applicable ATOP procedures with respect to the Exchange Offers, the participant in DTC confirms on behalf of itself and the beneficial owners of such Original Notes all provisions of this Letter of Transmittal (including all representations and warranties) applicable to it and such beneficial owner.

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INSTRUCTIONS FORMING PART OF

THE TERMS AND CONDITIONS OF THE EXCHANGE OFFERS

1. BOOK-ENTRY CONFIRMATIONS. Any confirmation of a book-entry transfer to the exchange agent’s account at DTC of Original Notes tendered by book-entry transfer, as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the exchange agent at its address set forth on the cover page of this Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date.

THE COMPANY WILL NOT ACCEPT ANY ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS. EACH TENDERING HOLDER BY DELIVERY OF AN AGENT’S MESSAGE WAIVES ANY RIGHT TO RECEIVE ANY NOTICE OF THE ACCEPTANCE OF SUCH TENDER.

Delivery of documents to DTC or to the Trustee does not constitute delivery to the exchange agent.

2. VALIDITY OF TENDERS. The Company has the sole right to decide any questions about the validity, form, eligibility, time of receipt, acceptance or withdrawal of tendered Original Notes, and its decision will be final and binding. The Company’s interpretation of the terms and conditions of the Exchange Offers, including the instructions contained in this Letter of Transmittal and in the Prospectus, will be final and binding on all parties.

The Company has the absolute right to reject any or all of the tendered Original Notes if:

•	the Original Notes are not properly tendered; or

•	in the opinion of counsel, the acceptance of those Original Notes would be unlawful.

The Company may also decide to waive any conditions of the Exchange Offers or any defects or irregularities of tenders of Original Notes and accept such Original Notes for exchange whether or not similar defects or irregularities are waived in the case of other Holders. Any defect or irregularity in the tender of Original Notes that is not waived by the Company must be cured within the period of time set by the Company.

It is your responsibility to identify and cure any defect or irregularity in the tender of your Original Notes. Your tender of Original Notes will not be considered to have been made until any defect or irregularity is cured or waived. Neither the Company, the exchange agent, the Trustee, nor any other person is required to notify you that your tender was defective or irregular, and no one will be liable for any failure to notify you of such a defect or irregularity in your tender of Original Notes. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering Holder as soon as practicable after the Expiration Date of the Exchange Offers.

3. PARTIAL TENDERS. Tenders of Original Notes pursuant to the Exchange Offers will be accepted only in principal amounts equal to $2,000 and integral multiples of $1,000 in excess thereof, except for the New 2019 Notes, which will be exchanged for Original 2019 Notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder will be deemed to have tendered the entire aggregate principal amount represented by the Original Notes credited to the exchange agent’s account at DTC using ATOP. Any untendered Original Notes and any Exchange Notes issued in exchange for tendered and accepted Original Notes will be credited to accounts at DTC.

4. TRANSFER TAXES. The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes in the Exchange Offers. However, transfer taxes will be payable by you (or by the tendering Holder if you are delivering this letter on behalf of a tendering Holder) if a transfer tax is imposed for any reason other than the exchange of Original Notes according to the Exchange Offers. If satisfactory evidence of the payment of those taxes or an exemption from payment is not submitted with this Letter of Transmittal or at the time the related agent’s message is delivered, the amount of those transfer taxes will be billed directly to the tendering Holder. Until those transfer taxes are paid, the Company will not be required to deliver any Exchange Notes required to be delivered to, or at the direction of, such tendering Holder.

Except as provided in this Instruction 4, it is not necessary for transfer tax stamps to be attached to the Original Notes listed in this Letter of Transmittal.

5. WAIVER OF CONDITIONS. The Company may choose, at any time and for any reason, to waive or, subject to certain requirements, amend or modify certain of the conditions to the Exchange Offers. The conditions applicable to tenders of Original Notes in the Exchange Offers are described in the Prospectus under the heading “The Exchange Offers—Conditions to the Exchange Offers.”

6. WITHDRAWAL RIGHTS. Original Notes tendered pursuant to the Exchange Offers may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this Letter of Transmittal not later than 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described in the Prospectus under the heading “The Exchange Offers—Procedures for Tendering Original Notes” at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and will be final and binding on all parties. None of the Company, the exchange agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders, or incur any liability for failure to give any such notification.

7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. If you have questions, need assistance or would like to receive additional copies of the Prospectus or this Letter of Transmittal, you should contact the exchange agent at the address listed on the cover page of this document. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER ORIGINAL NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS AND CONDITIONS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.